NEWS RELEASE
Company Contact: Gastar Exploration Inc. J. Russell Porter, Chief Executive Officer 713-739-1800 / rporter@gastar.com
Investor Relations Counsel: Lisa Elliott / lelliott@DennardLascar.com Anne Pearson / apearson@DennardLascar.com Dennard▪Lascar Associates: 713-529-6600

GASTAR EXPLORATION TO HOST INVESTOR DAY
IN NEW YORK CITY ON MAY 14

HOUSTON, April 22, 2014 – Gastar Exploration Inc. (NYSE MKT: GST) announced today that the Company will host an investor day in New York City on May 14. Analysts and institutional investors are invited to attend the meeting, which is scheduled to be held from 1:30 p.m. to 4:00 p.m. ET. The meeting will be webcast live and for later replay, and the materials associated with this event will be accessible by visiting the Investor Relations page of Gastar’s web site at www.gastar.com and selecting Events/Presentations.
J. Russell Porter, Gastar’s President and Chief Executive Officer, and members of the Company’s senior management team will provide a detailed review of Gastar’s operations in the Marcellus and Utica plays in Appalachia and the Hunton play in Oklahoma.
If you would like to request an invitation to attend, please contact gst@dennardlascar.com.
About Gastar Exploration
Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Utica Shale in West Virginia and Hunton Limestone horizontal oil play in Oklahoma. For more information, visit Gastar's website at www.gastar.com.

# # #